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Filed pursuant to Rule 424(b)(5)
Registration No. 333-132730
A filing fee of $55,593.99, calculated in accordance with Rules 457(c) and 457(r), has been paid to the SEC in connection with the offering of shares of common stock from the registration statement (File No. 333-132730) by means of this prospectus supplement and the accompanying prospectus. The proposed maximum aggregate offering price has been calculated as 11,500,000 shares (which included shares of common stock that may be purchased by the underwriters pursuant to their overallotment option) multiplied by $45.18 per share, the average of the high and low sale price of our common stock on The Nasdaq National Market on March 23, 2006.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 27, 2006)

10,000,000 Shares

COMMON STOCK

We are offering 10,000,000 shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol "AMLN." On March 29, 2006 the reported last sale price of our common stock on the Nasdaq National Market was $46.86 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

PRICE $46.50 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Amylin
Per Share	$46.500	$2.325	$44.175
Total	$465,000,000	$23,250,000	$441,750,000

We have granted the underwriters the right to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on April 4, 2006.

Sole Bookrunning Manager	Co-Lead Manager
MORGAN STANLEY	GOLDMAN, SACHS & CO.

BEAR, STEARNS & CO. INC.
LEHMAN BROTHERS

March 29, 2006

TABLE OF CONTENTS

Prospectus Supplement
Prospectus Supplement Summary	S-1
Risk Factors	S-4
Forward-Looking Information	S-18
Use of Proceeds	S-19
Price Range of Common Stock	S-20
Dividend Policy	S-20
Capitalization	S-21
Dilution	S-22
Underwriters	S-23
Legal Matters	S-25
Experts	S-25

Prospectus
About this Prospectus	i
Where You Can Find Additional Information	i
Risk Factors	1
Use Of Proceeds	1
Description Of Capital Stock	1
Legal Matters	1
Experts	1

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized and the underwriters have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled "Where You Can Find Additional Information" in the accompanying prospectus.

i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. You should carefully read both this prospectus supplement, including the information under "Risk Factors," and the accompanying prospectus together with the additional information described under "Where You Can Find Additional Information" in the accompanying prospectus before buying securities in this offering. When used in this prospectus supplement, unless otherwise indicated, the terms "we", "our", and "us" refer to Amylin and its subsidiaries.

Amylin Pharmaceuticals, Inc.

        We are a biopharmaceutical company engaged in the discovery, development and commercialization of innovative medicines to improve the lives of people with diabetes, obesity and cardiovascular disease. We have two approved products, BYETTA® (exenatide) injection and SYMLIN® (pramlintide acetate) injection, both of which were commercially launched in the United States during the second quarter of 2005.

        BYETTA is the first and only approved medicine in a new class of compounds called incretin mimetics. We began selling BYETTA in the United States in June 2005. It is approved as an adjunctive therapy to improve glycemic control in patients with type 2 diabetes who are taking metformin and/or sulfonylurea, two common oral therapies, but who have not achieved adequate glycemic control.

        We have an agreement with Eli Lilly and Company, or Lilly, for the global development and commercialization of exenatide. This agreement includes BYETTA and any sustained-release formulations of exenatide such as exenatide LAR. Under the terms of the agreement, operating profits from products sold in the United States are shared equally between Lilly and us and operating profits from products sold outside of the United States will be split 80% to Lilly and 20% to us. Lilly has primary responsibility for developing and commercializing BYETTA outside of the United States, including any sustained release formulations of exenatide.

        SYMLIN is the first and only approved medicine in a new class of compounds called amylinomimetics. We began selling SYMLIN in the United States in April 2005. It is approved as an adjunctive therapy to improve glycemic control in patients with either type 2 or type 1 diabetes who are treated with mealtime insulin but who have not achieved adequate glycemic control.

        We have a field force in excess of 400 people dedicated to marketing BYETTA and SYMLIN in the United States. Lilly also co-promotes BYETTA in the United States. Our field force includes our specialty and primary care sales forces, a managed care and government affairs organization, a medical science organization, and diabetes care specialists.

        In addition to our marketed products, our development pipeline includes late-stage programs for diabetes and obesity, and a Phase 2 program in cardiovascular disease. We are working with Alkermes Inc. and Lilly to develop a long-acting release (LAR) formulation of BYETTA, which we refer to as exenatide LAR, to enable once-weekly administration of exenatide for the treatment of type 2 diabetes. In March 2006, following discussions with the US Food and Drug Administration, we initiated a long-term comparator clinical study of exenatide LAR in patients with type 2 diabetes. This study is designed to generate the type of safety and efficacy data that could form the basis of a new drug application. The 30-week open-label, noninferiority study will assess whether once-weekly exenatide LAR is at least as effective in improving glucose control as twice-daily BYETTA. We also have multiple early stage programs for diabetes and obesity, maintain an active discovery research program focused on novel peptide therapeutics, and are actively seeking to in-license additional drug candidates.

        Our principal executive offices are located at 9360 Towne Centre Drive, San Diego, CA 92121, and our telephone number is (858) 552-2200. We were incorporated in Delaware in September 1987. We maintain a website at www.amylin.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained on our website. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the Securities and Exchange Commission, or SEC, are currently available free of charge to the general public through our website at www.amylin.com. These reports are accessible on our website at a reasonably practicable time after being filed with the SEC.

THE OFFERING

Common stock offered	10,000,000 shares
Common stock to be outstanding after this offering	121,795,298 shares
Over-allotment option	1,500,000 shares
Use of proceeds
To continue to commercialize our approved products, fund the development of our late stage product candidates and other pipeline candidates, establish additional manufacturing sources including our Ohio manufacturing facility, increase our research and development activities, fund other operating expenses, fund potential acquisitions of complementary technologies or businesses and for other general corporate purposes. See "Use of Proceeds."
Risk Factors	You should read the "Risk Factors" section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.
Nasdaq National Market symbol	AMLN

        The number of shares to be outstanding after this offering is based on 111,795,298 shares outstanding as of March 24, 2006 and excludes:

  •
  14,691,112 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $18.12 per share and 3,986,398 additional shares of common stock reserved for issuance under our stock option plans;

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  1,625,950 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $11.91 per share;

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  412,747 shares reserved for future issuance under our employee stock purchase plan;

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  381,549 shares reserved for future issuance under our 401(k) plan; and

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  5,377,155 shares of common stock issuable upon conversion of our 2.25% convertible senior notes due 2008 at a conversion price of approximately $32.55 per share, and 5,822,340 shares of common stock issuable upon conversion of our 2.5% convertible senior notes due in 2011 at a conversion price of approximately $34.35 per share.

        Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The statement of operations data for each of the three years ended December 31, 2005, 2004 and 2003 and the balance sheet data as of December 31, 2005 have been derived from our consolidated audited financial statements. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	Year ended December 31,
	2005	2004	2003
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Net product sales	$86,713	$—	$—
Revenue under collaborative agreements	53,761	34,268	85,652

Total revenues	140,474	34,268	85,652
Costs and expenses:
Cost of goods sold	14,784	—	—
Research and development	132,128	119,558	149,431
Selling, general and administrative	171,520	66,958	56,761
Collaborative profit sharing	31,359	—	—
Acquired in-process research and development	—	—	3,300

Total costs and expenses	349,791	186,516	209,492

Operating Loss	(209,317)	(152,248)	(123,840)
Interest and other income	13,214	4,696	7,079
Interest and other expense	(10,729)	(9,605)	(6,047)

Net loss	$(206,832)	$(157,157)	$(122,808)

Net loss per share, basic and diluted	$(1.96)	$(1.67)	$(1.33)

Shares used in computing net loss per share, basic and diluted	105,532	94,054	92,396

	As of December 31, 2005
	Actual	As adjusted
		(unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$443,423	$884,826
Total current assets	514,804	956,207
Total assets	568,046	1,009,449
Total current liabilities	99,670	99,670
Total long-term liabilities	399,112	399,112
Total stockholders' equity	69,264	510,667

        The preceding table summarizes our balance sheet data at December 31, 2005:

  •
  on an actual basis; and

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  as adjusted to reflect our sale of the 10,000,000 shares of common stock offered by us at a public offering price of $46.50 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under "Risk Factors" in both this prospectus supplement and the accompanying prospectus, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in the accompanying prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that currently do not appear material to us, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus supplement and the accompanying prospectus could decline, and you might lose all or part of your investment.

        Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Risks Related to Our Business

        We have a history of operating losses, anticipate future losses, and may never become profitable.

        We have experienced significant operating losses since our inception in 1987, including losses of $206.8 million in 2005, $157.2 million in 2004 and $122.8 million in 2003. As of December 31, 2005, we had an accumulated deficit of approximately $1.0 billion. The extent of our future losses and the timing of potential profitability are uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which has required, and will continue to require, significant research and development expenditures. We derived substantially all of our revenues prior to 2005 from development funding, fees and milestone payments under collaborative agreements and from interest income. We may not succeed in commercializing BYETTA or SYMLIN, or any of our other drug candidates. We may incur substantial operating losses for at least the next few years as we continue to expand our commercial function in the immediate future for BYETTA and SYMLIN and our research and development activities for the other drug candidates in our development pipeline. These losses, among other things, have had and will have an adverse effect on our stockholders' equity and working capital. Even if we become profitable, we may not remain profitable.

        We began selling, marketing and distributing our first products, BYETTA and SYMLIN, in 2005 and we will depend heavily on the success of those products in the marketplace.

        Prior to the launch of BYETTA and SYMLIN, we had never sold or marketed our own products. Our ability to generate product revenue in the foreseeable future will depend solely on the commercialization of these products. The successful commercialization of BYETTA and SYMLIN will depend on many factors, including the following:

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  acceptance of these first-in-class medicines by the medical community, patients receiving therapy and third party payors;

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  a satisfactory efficacy and safety profile as demonstrated in a broad patient population;

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  successfully building and sustaining manufacturing capacity to meet demand;

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  the competitive landscape for approved and developing therapies that will compete with the products; and

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  our ability to expand the indications for which we can market the products.

        If we encounter safety issues with BYETTA or SYMLIN or any other drugs we market or fail to comply with extensive continuing regulations enforced by domestic and foreign regulatory authorities, it could cause us to discontinue marketing those drugs, reduce our revenues and harm our ability to generate future revenues, which would negatively impact our financial position.

        BYETTA and SYMLIN, in addition to any other of our drug candidates that may be approved by the FDA, will be subject to continual review by the FDA, and we cannot assure you that newly discovered or developed safety issues will not arise. With the use of any of our marketed drugs by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the drug itself, and only if the specific event occurs with some regularity over a period of time does the drug become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, subject us to substantial liabilities, and adversely affect our revenues and financial condition.

        Moreover, the marketing of our approved products will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. The manufacturing facilities for our approved products are also subject to continual review and periodic inspection and approval of manufacturing modifications. Manufacturing facilities that manufacture drug products for the U.S. market, whether they are located inside or outside the United States, are subject to biennial inspections by the FDA and must comply with the FDA's cGMP regulations. The FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue our business.

        The manufacturers of our products and drug candidates also are subject to numerous federal, state, local and foreign laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

        We currently do not manufacture our own drug products or drug candidates and may not be able to obtain adequate supplies, which could cause delays, subject us to product shortages, or reduce product sales.

        The manufacturing of sufficient quantities of new and/or approved drug candidates is a time-consuming and complex process. We currently have no manufacturing capabilities. In order to successfully commercialize our products, including BYETTA and SYMLIN, and continue to develop our drug candidates, including exenatide LAR, we need to contract or otherwise arrange for the necessary manufacturing.

        There are a limited number of manufacturers that operate under the FDA's cGMP regulations capable of manufacturing for us. If we are not able to arrange for and maintain third-party manufacturing on commercially reasonable terms, or we lose one of our sole source suppliers used for our existing products or for some components of our manufacturing processes for our products or drug candidates, we may not be able to market our products or complete development of our drug candidates on a timely basis, if at all.

        Reliance on third-party manufacturers limits our control regarding certain aspects of the manufacturing process and therefore exposes us to a variety of significant risks, including, but not limited to, risks to our ability to commercialize our products or conduct clinical trials, risks of reliance on the third-party for regulatory compliance and quality assurance, third-party refusal to supply on a long-term basis, the possibility of breach of the manufacturing agreement by the third-party and the possibility of termination or non-renewal of the agreement by the third-party, based on its business priorities, at a time that is costly or inconvenient for us. If any of these risks occur, our product supply will be interrupted resulting in lost or delayed revenues and delayed clinical trials.

        If any of our existing or future manufacturers cease to manufacture or are otherwise unable to timely deliver sufficient quantities of BYETTA or SYMLIN, our ability to successfully commercialize our products will be diminished. Likewise, if any of our existing or future manufacturers cease to manufacture or are otherwise unable to timely deliver sufficient quantities of BYETTA, SYMLIN, exenatide LAR or our other drug candidates, in either bulk or dosage form, or other product components, including pens for the delivery of these products, we may need to engage additional manufacturers, so that we will be able to continue our commercialization and development efforts for these products or drug candidates. The cost and time to establish these new manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to market our products, subject us to product shortages, reduce product sales, and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk product, the dosage form of our products or other product components, including pens for delivery of our products, could also harm our reputation in the medical and patient communities.

        We have entered into agreements with Bachem California and Mallinckrodt, Inc. for the long-term supply of bulk exenatide. We have long-term agreements with CP Pharmaceuticals Ltd., a subsidiary of Wockhardt Ltd., and Baxter Pharmaceutical Solutions LLC, a subsidiary of Baxter, Inc., for the dosage form of BYETTA in cartridges. Currently, Baxter's manufacturing process for BYETTA cartridges is undergoing validation. We have an agreement with Lilly to supply pens for delivery of BYETTA in cartridges. We have long-term agreements with Bachem and Lonza for the commercial manufacture of bulk pramlintide acetate, the active ingredient contained in SYMLIN and used in our treatment of obesity with pramlintide development program. We have a long-term contract with Baxter for the dosage form of SYMLIN in vials. We have a long-term agreement with CP Pharmaceuticals for the dosage form of SYMLIN in cartridges and are working with a manufacturer, Ypsomed AG, for the manufacture of disposable pens for delivery of SYMLIN in cartridges. Our manufacturers have not produced BYETTA or SYMLIN for commercial use for a sustained period of time. As such, additional unforeseeable risks may be encountered as we, together with our manufacturers, continue to develop familiarity and experience with regard to manufacturing our products. Furthermore, we and the other manufacturers used for our drug candidates may not be able to produce supplies in commercial quantities if our drug candidates are approved. While we believe that business relations between us and our manufacturers are generally good, we cannot predict whether any of the manufacturers that we may use will meet our requirements for quality, quantity or timeliness for the manufacture of bulk exenatide or pramlintide acetate, dosage form of BYETTA or SYMLIN, or pens. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our gross profit margins and our ability to develop and deliver products in a timely manner.

        In order to manufacture on a commercial scale the once-weekly formulation of exenatide LAR, if it is approved by the FDA, we must design, construct, validate and license a new facility. We will depend upon Alkermes and Parsons Corporation to assist us in the design, construction and validation of the manufacturing facility. We have never established or operated a manufacturing facility and cannot assure you that we will be able to successfully establish or operate such a facility in a timely or economical manner, or at all. In addition, we will depend upon Alkermes to successfully develop and transfer to us its technology for manufacturing the once-weekly formulation of exenatide LAR. While Alkermes has manufactured exenatide LAR in small quantities for use in clinical trials, we cannot assure you that a commercial scale manufacturing process for exenatide LAR will be successfully developed and/or transferred to us in a timely or economical manner, or at all. In addition, we are dependent upon Alkermes to supply us with commercial quantities of the polymer required to manufacture exenatide LAR. We also will need to obtain sufficient supplies of diluent necessary for commercial manufacture of exenatide LAR. If we, together with Alkermes, are unable to successfully develop a commercial scale manufacturing process and increase our manufacturing scale to a commercially viable level, we may not be able to commercially launch exenatide LAR.

        Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

        The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our revenues from the sale of the product. Also, in some foreign markets, pricing of prescription pharmaceuticals is subject to continuing governmental control even after initial marketing approval. With respect to BYETTA, SYMLIN, or any of our potential drug candidates, we cannot be certain that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

        The continuing efforts of government, private health insurers, and other third-party payors to contain or reduce the costs of health care through various means, including efforts to increase the amount of patient co-pay obligations, may limit our commercial opportunity. In the United States, we expect that there will continue to be a number of federal and state proposals to implement government control over the pricing of prescription pharmaceuticals. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the rate of adoption and pricing of pharmaceutical products.

        Significant uncertainty exists as to the reimbursement status of newly approved health care products such as BYETTA and SYMLIN. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for BYETTA and/or SYMLIN or any other products we discover and develop. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

        We may require future capital and are uncertain of the availability or terms of additional funding, and if additional capital is not available or not available on acceptable terms, we may have to reduce the size of our operations.

        We may need to continue to find additional sources of capital in order to successfully commercialize BYETTA and SYMLIN and to complete the development and commercialization of our drug candidates. Our future capital requirements will depend on many factors, including:

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  the costs of marketing and selling BYETTA and SYMLIN;

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  our ability, and the ability of any partner, to effectively market, sell and distribute BYETTA and SYMLIN;

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  the costs of manufacturing BYETTA, SYMLIN, exenatide LAR, and our other drug candidates;

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  the time and costs involved in designing, constructing, validating and licensing a facility to manufacture exenatide LAR;

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  the continuation of our collaboration with Lilly for the commercialization of BYETTA and the further development of sustained-release formulations of BYETTA, including exenatide LAR;

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  our ability to meet milestone objectives under our collaboration with Lilly;

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  our access to loan amounts under our collaboration with Lilly;

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  progress with our preclinical studies and clinical trials;

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  the time and costs involved in obtaining regulatory approvals for the marketing of any of our drug candidates;

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  scientific progress in our other research programs and the magnitude of these programs;

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  our ability to establish one or more development or commercialization arrangements for our drug candidates;

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  the acquisition and implementation cost of any potential realized licenses or acquisitions;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents or defending ourselves against competing technological and market developments; and

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  the potential need to repay existing indebtedness.

        You should be aware that:

  •
  we may not be able to obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

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  any available additional financing may not be adequate; and

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  we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors.

        In the event we are unable to obtain additional financing on acceptable terms, we may have to delay, scale back or eliminate one or more of our development or commercialization programs, or obtain funds by entering into more arrangements with collaborative partners or others that may require us to relinquish rights to certain of our drug candidates or technologies that we would not otherwise relinquish.

        Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

        There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our largest competitors, including AstraZeneca, Bristol-Myers Squibb, Sanofi-Aventis, Lilly, GlaxoSmithKline, Merck & Co., Novartis, Novo Nordisk, Pfizer and Takeda Pharmaceuticals, are pursuing the development or marketing of pharmaceuticals that target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes, obesity, cardiovascular disease and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for superior products. Furthermore, now that we have received FDA approval for BYETTA and SYMLIN, we may also be competing against other companies with respect to our manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience as an organization.

        Our initial target patient population for BYETTA is people with diabetes who have not achieved adequate glycemic control using metformin, a sulfonylurea or both two common oral therapies. Our target population for SYMLIN is people with either type 2 or type 1 diabetes whose therapy includes multiple mealtime insulin injections daily. Other products are currently in development or exist in the market that may compete directly with the products that we are developing or marketing. Various other products are available or in development to treat type 2 diabetes, including:

  •
  sulfonylureas;

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  metformin;

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  insulins, including injectable and inhaled versions;

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  glinides;

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  PPARS;

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  DPP-IV inhibitors;

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  alpha-glucosidase inhibitors; and

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  thiazolidinediones (TZDs).

        In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our products will have sufficient advantages to cause health care professionals to adopt them over other products or that our products will offer an economically feasible alternative to other products. Our products could become obsolete before we recover expenses incurred in developing these products.

        We are subject to "fraud and abuse" and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm our business.

        Upon approval of BYETTA and SYMLIN by the FDA, we became subject to various health care "fraud and abuse" laws, such as the Federal False Claims Act, the federal anti-kickback statute and other state and federal laws and regulations. Pharmaceutical companies have faced lawsuits and investigations pertaining to violations of these laws and regulations. We cannot guarantee that measures that we have taken to prevent such violations, including our corporate compliance program, will protect us from future violations, lawsuits or investigations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

        We are substantially dependent on our collaboration with Lilly for the development and commercialization of BYETTA and dependent on Lilly and Alkermes for the development of exenatide LAR.

        We have entered into collaborative arrangements with Lilly, who currently markets diabetes therapies and is developing additional diabetes drug candidates, to commercialize BYETTA and further develop sustained-release formulations of BYETTA, including exenatide LAR. We entered into this collaboration in order to:

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  fund some of our research and development activities;

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  assist us in seeking and obtaining regulatory approvals; and

  •
  assist us in the successful commercialization of BYETTA and exenatide LAR.

        In general, we cannot control the amount and timing of resources that Lilly may devote to our collaboration. If Lilly fails to assist in the further development of exenatide LAR or the commercialization of BYETTA, or if Lilly's efforts are not effective, our business may be negatively affected. We are primarily relying on Lilly to obtain regulatory approvals outside the United States for BYETTA and exenatide LAR. Our collaboration with Lilly may not continue or result in successfully commercialized drugs. Lilly can terminate our collaboration at any time upon 60 days notice. If Lilly ceased funding and/or developing and commercializing BYETTA or sustained-release formulations of BYETTA, we would have to seek additional sources for funding and may have to delay, reduce or eliminate one or more of our development programs for these compounds. We are also dependent on Alkermes for the development of exenatide LAR. If Alkermes' technology is not successfully developed to effectively deliver exenatide in a sustained release formulation, or Alkermes does not devote sufficient resources to the collaboration, our efforts to develop sustained release formulations of exenatide could be delayed or curtailed.

        If our patents are determined to be unenforceable or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

        We own or hold exclusive rights to many issued U.S. patents and pending U.S. patent applications related to the development and commercialization of exenatide, including BYETTA and exenatide LAR, SYMLIN and our other drug candidates. These patents and applications cover composition-of-matter, medical indications, methods of use, formulations and other inventive results. We do not have a composition-of-matter patent covering exenatide. We do have issued and pending applications for formulations of BYETTA and exenatide LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued U.S. patents or pending U.S. patent applications.

        Our success will depend in part on our ability to obtain patent protection for our products and drug candidates and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all U.S. and foreign patents that pose a risk of infringement.

        Litigation regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

        Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties and preventing others from infringing our patents. Challenges by pharmaceutical companies against the patents of competitors are common. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge, in courts or through patent office proceedings, or infringe upon, existing or future patents. In the event that a third party challenges a patent, a court or patent office may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

  •
  the patentability of our inventions, products and drug candidates; and/or

  •
  the enforceability, validity or scope of protection offered by our patents.

        The manufacture, use or sale of any of our products or drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringing patents declared invalid, we may:

  •
  incur substantial monetary damages;

  •
  encounter significant delays in bringing our drug candidates to market; and/or

  •
  be precluded from participating in the manufacture, use or sale of our products or drug candidates or methods of treatment requiring licenses.

        Our business has a substantial risk of product liability claims, and insurance may be expensive or unavailable.

        Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in the imposition of substantial liability on us, a recall of products, or a change in the indications for which they may be used. We currently have limited product liability insurance. We cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

        Delays in the conduct or completion of our clinical trials, the analysis of the data from our clinical trials, or our manufacturing scale-up activities may result in delays in our planned filings for regulatory approvals, and may adversely affect our ability to enter into new collaborative arrangements.

        We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, delay the analysis of data from our completed or ongoing clinical studies or perform additional clinical studies prior to receiving necessary regulatory approvals. We also cannot predict whether we will encounter delays or an inability to create manufacturing processes for drug candidates that allow us to produce drug product in large enough quantities to be economical, otherwise known as manufacturing scale-up. If the results of our ongoing or planned clinical studies for our drug candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies or if we encounter delays in our ability to scale-up our manufacturing processes:

  •
  we may be unable to complete our development programs for exenatide LAR, the treatment of obesity with pramlintide, or AC2592;

  •
  we may have to delay or terminate our planned filings for regulatory approval;

  •
  we may not have the financial resources to continue research and development of any of our drug candidates; and

  •
  we may not be able to enter into additional collaborative arrangements.

        In addition, Lilly may terminate our collaboration for the development and commercialization of BYETTA and sustained-release formulations of exenatide at any time on 60 days' notice. Moreover, if the FDA does not accept for filing an NDA for a sustained-release formulation of exenatide by December 31, 2007, Lilly will have the right to convert a portion of future milestone payments that we may receive under our collaboration into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of any such conversion.

        Any of the following could delay the completion of our ongoing and planned clinical studies:

  •
  ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

  •
  delays in enrolling volunteers;

  •
  lower than anticipated retention rate of volunteers in a clinical trial;

  •
  negative results of clinical studies;

  •
  insufficient supply or deficient quality of drug candidate materials or other materials necessary for the performance of clinical trials;

  •
  our inability to reach agreement with Lilly regarding the scope, design, conduct or costs of clinical trials with respect to sustained-release formulations of BYETTA; or

  •
  serious side effects experienced by study participants relating to a drug candidate.

        We may be unable to obtain regulatory clearance to market our drug candidates in the United States or foreign countries on a timely basis, or at all.

        Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time-consuming, uncertain and subject to unanticipated delays. Regulatory authorities may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. Regulatory authorities may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution, and expanded or additional indications for approved drugs may not be approved, which could limit our revenues. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

        The data collected from our clinical trials may not be sufficient to support initial approval of our drug candidates or additional or expanded indications by the FDA or any foreign regulatory authorities. Biotechnology stock prices have declined significantly in certain instances where companies have failed to meet expectations with respect to FDA approval or the timing for FDA approval. If the FDA's response is delayed or not favorable for any of our drug candidates, our stock price could decline significantly.

        Moreover, manufacturing facilities operated by the third-party manufacturers with whom we may contract to manufacture our unapproved drug candidates may not pass an FDA or other regulatory authority preapproval inspection. Any failure or delay in obtaining these approvals could prohibit or delay us or any of our business partners from marketing these drug candidates.

        Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for our drug candidates, the FDA and foreign regulatory authorities may not ultimately approve our drug candidates for commercial sale in any jurisdiction. If our drug candidates are not approved, our ability to generate revenues may be limited and our business will be adversely affected.

        Our ability to enter into and maintain third-party relationships is important to our successful development and commercialization of BYETTA, SYMLIN, and our other drug candidates and to our potential profitability.

        To market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we will be substantially dependent on Lilly for activities relating to BYETTA and sustained-release formulations of BYETTA, including exenatide LAR. We believe that we will likely need to enter into marketing and distribution arrangements with third parties for, or find a corporate partner who can provide support for, the development and commercialization of SYMLIN or our other drug candidates outside the United States. We may also enter into arrangements with third parties for the commercialization of SYMLIN or any of our other drug candidates within the United States.

        With respect to BYETTA and, if approved, exenatide LAR, Lilly is co-promoting within the United States. If Lilly ceased commercializing BYETTA or, if approved, exenatide LAR, for any reason, we would likely need to either enter into a marketing and distribution arrangement with a third party for those products or significantly increase our internal sales and commercialization infrastructure.

        We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN or our other drug candidates. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of our drug candidates as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for our drug candidates, including Lilly, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

        We have a significant amount of indebtedness. We may not be able to make payments on our indebtedness, and we may incur additional indebtedness in the future, which could adversely affect our operations.

        We have substantial indebtedness outstanding and have the potential borrowing capacity under our collaboration with Lilly of up to $110 million. In June and July 2003, we issued $175 million of 2.25% convertible senior notes due 2008. In April 2004, we issued $200 million of 2.50% convertible senior notes due 2011. Our ability to make payments on our debt, including the notes, will depend on our future operating performance and ability to generate cash and may also depend on our ability to obtain additional debt or equity financing. During each of the last five years, our operating cash flows were negative and insufficient to cover our fixed charges. We may need to use our cash to pay principal and interest on our debt, thereby reducing the funds available to fund our research and development programs, strategic initiatives and working capital requirements. Our ability to generate sufficient operating cash flow to service our indebtedness, including the notes, and fund our operating requirements will depend on our ability, alone or with others, to successfully develop, manufacture, obtain required regulatory approvals for and market our drug candidates, as well as other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. Our debt service obligations increase our vulnerabilities to competitive pressures, because many of our competitors are less leveraged than we are. If we are unable to generate sufficient operating cash flow to service our indebtedness and fund our operating requirements, we may be forced to reduce our development programs, sell assets or seek additional debt or equity financing, which may not be available to us on satisfactory terms or at all. Our level of indebtedness may make us more vulnerable to economic or industry downturns. If we incur new indebtedness, the risks relating to our business and our ability to service our indebtedness will intensify.

        We may be required to redeem our convertible senior notes upon a designated event.

        Holders of our 2.25% convertible senior notes due 2008 and our 2.50% convertible senior notes due 2011 may require us to redeem all or any portion of their notes upon the occurrence of certain designated events which generally involve a change in control of our company. We may not have sufficient cash funds to redeem the notes upon a designated event. We may elect, subject to certain conditions, to pay the redemption price in our common stock or a combination of cash and our common stock. We may be unable to satisfy the requisite conditions to enable us to pay some or all of the redemption price in our common stock. In addition, although there are currently no restrictions on our ability to pay the redemption price under our existing debt agreements, future debt agreements may prohibit us from repaying the redemption price in either cash or common stock. If we are prohibited from redeeming the notes, we could seek consent from our lenders to redeem the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from redeeming the notes. If we were unable to redeem the notes upon a designated event, it would result in an event of default under the indentures governing the notes. An event of default under the indentures could result in a further event of default under our other then-existing debt. In addition, the occurrence of a designated event may be an event of default under our other debt.

        If our research and development programs fail to result in additional drug candidates, our ability to generate revenue will be substantially limited.

        Our research and development programs for drug candidates are at an early stage and will require significant research, development, preclinical and clinical testing, manufacturing scale-up activities, regulatory approval and/or commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional drug candidates that could generate revenues for us.

        Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Ginger L. Graham, our President and Chief Executive Officer, and the other principal members of our executive and scientific teams. The loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing, scientific and other personnel and consultants will also be critical to our success. We may not be able to attract and retain these personnel and consultants on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies. We do not maintain "key person" insurance on any of our employees.

        We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information.

        Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

        Our activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

        We are exposed to potential risks from recent legislation requiring companies to evaluate internal controls over financial reporting.

        The Sarbanes-Oxley Act requires that we report annually on the effectiveness of our internal controls over financial reporting. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. These requirements became effective for the first time for our fiscal year ended December 31, 2004, and neither we nor our independent registered public accounting firm had previously performed an evaluation of our internal controls over financial reporting under these new rules. In connection with our Section 404 compliance efforts, we have incurred or expended, and expect to continue to incur or expend, substantial accounting and other expenses and significant management time and resources. We have implemented certain remediation activities resulting from our ongoing assessment of internal controls over financial reporting. Our future assessment, or the future assessments by our independent registered public accounting firm, may reveal material weaknesses in our internal controls. If material weaknesses are identified in the future we would be required to conclude that our internal controls over financial reporting are ineffective and we could be subject to sanctions or investigations by the SEC, the Nasdaq National Market or other regulatory authorities, which would require additional financial and management resources and could adversely affect the market price of our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

        We have implemented anti-takeover provisions that could discourage or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and as a result our management may become entrenched and hard to replace.

        Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

  •
  allowing our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  allowing our board of directors to issue, without stockholder approval, up to 5.5 million shares of preferred stock with terms set by the board of directors;

  •
  limiting the ability of holders of our outstanding common stock to call a special meeting of our stockholders; and

  •
  preventing stockholders from taking actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

        Each of these provisions, as well as selected provisions of Delaware law, could discourage potential takeover attempts, could adversely affect the trading price of our securities being offered by this prospectus and could cause our management to become entrenched and hard to replace. In addition to provisions in our charter documents and under Delaware law, an acquisition of our company could be made more difficult by our employee benefits plans and our employee change in control plan, under which, in connection with a change in control, stock options held by our employees may become vested and our executive officers may receive severance benefits. We also have implemented a stockholder rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire us on a hostile basis.

        Our executive officers, directors and major stockholders control approximately 46% of our common stock.

        As of December 31, 2005, executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, owned or controlled approximately 46% of our outstanding common stock. As a result, these stockholders are able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

        Substantial future sales of our common stock by us or our existing stockholders or the conversion of our convertible senior notes to common stock could cause the trading price of our common stock to fall.

        Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the trading price of our common stock to drop. Likewise, the issuance of shares of common stock upon conversion of our convertible notes or redemption of our convertible notes upon a designated event, or upon additional convertible debt or equity financings or other share issuances by us, including shares issued in connection with potential future strategic alliances and the uncertain number of additional shares that we may be required to issue under our agreements with Lilly, could adversely affect the trading price of our common stock. Our convertible notes are currently convertible into a total of up to approximately 11.2 million shares. In addition, the existence of these notes may encourage short selling of our common stock by market participants.

        Significant volatility in the market price for our common stock could expose us to litigation risk.

        The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Since January 1, 2004, the high and low sales price of our common stock varied significantly, as shown in the following table:

	High	Low
Year ending December 31, 2006
First Quarter through March 29, 2006	$47.00	$35.58
Year ended December 31, 2005
Fourth Quarter	$42.36	$32.63
Third Quarter	35.47	18.50
Second Quarter	21.73	14.50
First Quarter	24.95	17.15
Year ended December 31, 2004
Fourth Quarter	$24.01	$18.80
Third Quarter	23.25	16.48
Second Quarter	26.80	19.69
First Quarter	25.63	18.49

        Given the uncertainty of our future funding, the successful commercialization of BYETTA and SYMLIN and the regulatory approval of our other drug candidates, we may continue to experience volatility in our stock price for the foreseeable future. In addition, the following factors may significantly affect the market price of our common stock:

  •
  our financial results;

  •
  clinical study results;

  •
  determinations by regulatory authorities with respect to our drug candidates;

  •
  developments in our relationships with current or future collaborative partners;

  •
  our ability to successfully implement our commercialization strategies;

  •
  fluctuations in our operating results;

  •
  developments in our relationships with third-party manufacturers of our products and other parties who provide services to us;

  •
  public concern as to the safety of drugs that we are developing;

  •
  technological innovations or new commercial therapeutic products by us or our competitors;

  •
  developments in patent or other proprietary rights; and

  •
  governmental policy or regulation, including with respect to pricing and reimbursement.

        Broad market and industry factors also may materially adversely affect the market price of our common stock, regardless of our actual operating performance. Periods of volatility in the market price of our common stock expose us to securities class-action litigation, and we may continue to be the target of such litigation as a result of market price volatility in the future.

        New investors in our common stock will experience immediate and substantial dilution.

        The offering price to the public is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $42.35 in net tangible book value per share of common stock, at a public offering price of $46.50 per share.

        Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

FORWARD-LOOKING INFORMATION

        This prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

  •
  risks and uncertainties regarding the commercialization of BYETTA and/or SYMLIN, including government and commercial reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply;

  •
  risks that BYETTA and/or SYMLIN may not prove to be important new therapeutic options or may be affected by unexpected new data or technical issues;

  •
  risks and uncertainties regarding the drug discovery and development process, including whether the LAR version of BYETTA will receive regulatory approvals or prove to be commercially successful

  •
  scientific and technological uncertainties regarding our product candidates;

  •
  risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

  •
  risks associated with timing of clinical trials for our drug candidates;

  •
  risks associated with timing of regulatory approval of our product candidates by the FDA and other regulatory agencies;

  •
  developments or changes in our relationships with current or future collaborative partners;

  •
  our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

  •
  dependence on third party service providers and manufacturers of our products.

        Because the factors referred to above, as well as the risk factors beginning on page S-4 of this prospectus supplement and the factors included in the documents incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. Moreover, additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 10,000,000 shares of our common stock that we are offering at a public offering price of $46.50 per share will be approximately $441.4 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $507.7 million. We intend to use the net proceeds of this offering to continue to commercialize our approved products, fund the development of our late stage product candidates and other pipeline candidates, establish additional manufacturing sources including our Ohio manufacturing facility, increase our research and development activities, fund other operating expenses, fund potential acquisitions of complementary technologies or businesses and for other general corporate purposes.

        As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering or the timing of these expenditures. Accordingly, our management will retain broad discretion over the use of proceeds. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "AMLN." The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock on the Nasdaq National Market:

	High	Low
Year ending December 31, 2006
First Quarter (through March 29, 2006)	$47.00	$35.58
Year ended December 31, 2005
Fourth Quarter	$42.36	$32.63
Third Quarter	35.47	18.50
Second Quarter	21.73	14.50
First Quarter	24.95	17.15
Year ended December 31, 2004
Fourth Quarter	$24.01	$18.80
Third Quarter	23.25	16.48
Second Quarter	26.80	19.69
First Quarter	25.63	18.49

        The reported last sale price of our common stock on the Nasdaq National Market on March 29, 2006 was $46.86. As of March 29, 2006, there were approximately 750 stockholders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and we anticipate that we will continue to retain any earnings for use in the operation of our business and that we will not pay cash for any dividends in the foreseeable future.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and investments and our capitalization as of December 31, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of 10,000,000 shares of common stock in this offering at a public offering price of $46.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of December 31, 2005
	Actual	As adjusted for this offering
		(unaudited)
	(in thousands, except per share data)
Cash, cash equivalents and short-term investments	$443,423	$884,826

Convertible senior notes	$375,000	$375,000

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 7,500,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 110,531 shares issued and outstanding, and 120,531 shares issued and outstanding as adjusted	111	121
Additional paid-in capital	1,073,948	1,515,341
Accumulated deficit	(1,004,328)	(1,004,328)
Accumulated other comprehensive loss	(467)	(467)

Total stockholders' equity	69,264	510,667

Total capitalization	$444,264	$885,667

DILUTION

        As of December 31, 2005, our net tangible book value was $59.4 million, or approximately $0.54 per share of common stock. Net tangible book value per share represents total consolidated tangible assets less total consolidated liabilities, divided by the aggregate number of shares of common stock outstanding. After giving effect to our sale of common stock in the offering, at a public offering price of $46.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2005, would have been approximately $500.8 million, or $4.15 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $3.61 per share and an immediate dilution to new investors of $42.35 per share.

        The following table illustrates this per share dilution:

Public offering price per share of common stock		$46.50
Net tangible book value per share as of December 31, 2005(1)	$0.54
Increase in net tangible book value per share attributable to this offering	3.61

Pro forma net tangible book value per share after giving effect to this offering		4.15

Dilution in net tangible book value per share to new investors(2)		$42.35

(1)
Intangible assets as of December 31, 2005 were $9.9 million, or $0.10 per share.

(2)
Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the offering from the public offering price per share paid by a new investor.

        In the discussion and table above, we assume no exercise of outstanding options or warrants. As of December 31, 2005, there were 15,735,821 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $17.47 per share and 1,625,950 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $11.91 per share. To the extent that any of these outstanding options and warrants are exercised, there will be further dilution to new investors.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Lehman Brothers Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	5,413,000
Goldman, Sachs & Co.	3,069,000
Bear, Stearns & Co. Inc.	759,000
Lehman Brothers Inc.	759,000

Total	10,000,000

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.36 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,500,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, at a public offering price of $46.50 per share, the total price to the public would be $534.7 million, the total underwriters' discounts and commissions would be $26.7 million and total proceeds to us would be $508.0 million.

        The underwriting discounts and commissions were determined by negotiations between us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions were the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions. The estimated offering expenses payable by us, in addition to the underwriting discounts and commission, are approximately $347,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

        We and each of our directors and executive officers have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated, not to, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in the preceding paragraph do not apply to:

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  the issuance and sale of the common stock offered by this prospectus supplement;

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  the issuance by us of shares of common stock upon the exercise of an option or a warrant or pursuant to our employee stock purchase plan or the conversion of a security outstanding on the date of this prospectus supplement;

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  the issuance by us of additional options or restricted stock awards;

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  the issuance by us of stock bonus awards;

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  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the common stock offered hereby;

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  sales pursuant to existing 10b5-1 sales plans;

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  individual sales approved by our Chief Executive Officer that occur after the 30th day of the 90-day lock-up period (provided that sales under this provision will not exceed an aggregate of 150,000 shares);

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  the exercise of options by officers and directors outstanding on the date of this prospectus supplement; and

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  transfers by any person other than us to a trust or by will or intestacy, provided that the transferee agrees to be bound by such restrictions.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

        The validity of the common stock being offered hereby will be passed on for us by Cooley Godward LLP, San Diego, California, and for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement on Form S-3. Our financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

PROSPECTUS	March 27, 2006

COMMON STOCK

We may, from time to time, offer to sell common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock trades on the Nasdaq National Market under the symbol "AMLN."

Investing in our securities involves risks that are described in the "Risk Factors" section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

About This Prospectus	i
Where You Can Find More Information	i
Risk Factors	1
Use Of Proceeds	1
Description Of Capital Stock	1
Legal Matters	1
Experts	1

ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using the "shelf" registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock we may sell pursuant to the registration statement.

        You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock.

        This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus are the property of their respective owners.

        We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading "Where you can find more information," before deciding whether to invest in any of the securities being offered.

        References in this prospectus to "Amylin," "we," "us," and "our" are to Amylin Pharmaceuticals, Inc. and its subsidiaries. The term "you" refers to a prospective investor. Our principal executive offices are located at 9360 Towne Centre Drive, San Diego, California 92121. Our phone number is (858) 552-2200.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC allows us to "incorporate by reference" into this prospectus the information in documents we have filed or will file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

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  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, which was filed on March 7, 2006;

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  The amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed on March 10, 2006;

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  Our current reports on Form 8-K, which were filed on March 10, 2006, March 17, 2006, March 24, 2006 and March 27, 2006;

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  The description of our common stock set forth in our registration statement on Form 8A, which was filed on November 27, 1991, including any amendment or reports filed for the purpose of updating this information; and

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  The description of the rights to purchase Series A Junior Participating Preferred Stock set forth in our current report on Form 8-K, which was filed on June 18, 2002, as amended as set forth in Exhibit 4.5 to our annual report on Form 10-K for the fiscal year ended December 31, 2002, which was filed on March 31, 2003.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

    Amylin Pharmaceuticals, Inc.
    9360 Towne Centre Drive
    San Diego, California 92121
    (858) 552-2200 ext. 7299
    Attention: Investor Relations

        In addition, copies of our filings are available through our internet website at http://www.amylin.com as soon as reasonably practicable after we electronically file such material with, or furnish it, to the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

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RISK FACTORS

        Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

        We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of common stock under this prospectus.

DESCRIPTION OF CAPITAL STOCK

        We may issue shares of our common stock from time to time, in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, the initial offering price, the net proceeds to us and other offering material relating to such offering.

LEGAL MATTERS

        The validity of the common stock issued under this prospectus will be passed upon by Cooley Godward LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement on Form S-3, of which this prospectus is a part. Our financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

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PROSPECTUS SUPPLEMENT SUMMARY
Amylin Pharmaceuticals, Inc.
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNDERWRITERS
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS